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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934


                         Commission file number: 0-24614


                              BABY SUPERSTORE, INC.
             (Exact Name of Registrant as Specified in its Charter)

             461 FROM ROAD, PARAMUS, NEW JERSEY 07652 (201) 368-5548 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                 4 7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2000
            (Title of Each Class of Securities Covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)           [X]        Rule 12h-3(b)(1)(i)          [X]

Rule 12g-4(a)(1)(ii)          [_]        Rule 12h-3(b)(1)(ii)         [_]

Rule 12g-4(a)(2)(i)           [_]        Rule 12h-3(b)(2)(i)          [_]

Rule 12g-4(a)(2)(ii)          [_]        Rule 12h-3(b)(2)(ii)         [_]

                                         Rule 15d-6                   [_]



Approximate number of holders of record as of the certification date:  5


Pursuant to the requirements of the Securities Exchange Act of 1934, Baby Superstore, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: April 25, 1997                   By: /s/ Louis Lipschitz
                                           -------------------------------------
                                       Name: Louis Lipschitz
                                       Title: Executive Vice President and Chief
                                              Financial Officer


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Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
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